Exhibit 10.34

Cascade Natural Gas
Team Performance Incentive Plan
2005

Cascade Natural Gas has an incentive plan designed to reward for outstanding, company performance. The objectives of this plan are to:

•                  Reward for performance

•                  Shift to a performance-based, financially-driven organization

•                  Establish a strong line of sight between pay and performance

•                  Establish a profitable customer focus

•                  Encourage team orientation and environment

•                  Increase profit margin and profitability

•                  Link to Company’s objectives

•                  Attract, retain and motivate teams and employees

•                  Motivate higher levels of performance

•                  Focus employees on company direction (in their actions)

TEAM PERFORMANCE INCENTIVE PLAN

All salaried employees in the company are eligible to participate in this plan. The Team Performance Incentive Plan is outlined in detail below:

Performance Measures

The incentive plan is based on the Company achieving the Earnings per Share goals and incorporates five other measures each weighted as indicated by the percentage next to the measure. The incentive program will generate a payout after the Company meets the threshold earnings level of  $1.20 per share on Earnings per Share as publicly reported. Each measure will have regional and general office targets of achievement:

1.               Operating Expense Total operating expenses represents the expenses found in the budget process such as; Operating Expenses, Labor, Benefits Expense Office and Plant Maintenance. This amount is then compared to the monthly budgeted operating expense at the end of each month.

2.               Safety 20% The safety measure is our accident factor maintained in Safety & Engineering. It is determined by adding the average preventable occupational accident frequency rate and preventable vehicle frequency rate as determined by Safety and Training and dividing by two.

3.               Customer Satisfaction 20%  Customer satisfaction is determined by customer’s responses to the annual customer satisfaction survey.

4.               Number of Meters Set 20% Number of meters set as compared to the corporate goal of 10,000.

5.               Other Service Revenues 20% Gross Revenue generated from all non distribution programs such as Service Plus.

Two additional measures will be tracked that focus on Pipeline Safety and Regional Profit Margin. Both measures are key to the Company’s focus of safety and being profitable but will not be factored into any payouts achieved under the plan.

Communication of Measures

Measures will be communicated by the beginning of December.

Award Potentials

Employees participating in the plan are eligible for an incentive payout. The payout is calculated as a percentage of the employee’s base pay (as defined below) and is dependent upon the achievement of the incentive plan goals and company performance. The details of this target payout are described below:

•                  The incentive payout midpoint is 4% of base pay for all salaried employees eligible to participate in the plan.

•                  The plan outlines three levels of performance for each measure:

•                  Threshold: represents the minimum acceptable level of performance for the measure; this level of performance generates a minimal incentive payout.

•                  Plan Mid Point: represents the level of performance that generates an incentive payout of 100% of plan mid point (4% of base pay).

•                  Outstanding: represents the maximum level of performance for the measure; this level of performance generates an incentive payout of 200% of target (8% of base pay).

•                  The level of achievement in the earnings per share measure will determine the funding level of the plan.  For example funding at the mid-point EPS will result in a pool equal to 4% of eligible pay.  Payouts cannot exceed the funding pool.

•                  Payouts will be calculated by each region and the Seattle Office.  Payouts are first calculated based on performance, in each area, up to the level of EPS achievement.  Then, if additional funds are available, areas with achievement greater than 100% will receive an additional allocation based on the level of overachievement.

Timing of Payout

Awards will be paid out annually. Payments will be made to employees by December 1st, 2004

Eligibility

Employee’s performance must meet expectations for their job by attaining a performance rating of 3.0 or better to receive the full award for which they are eligible under the plan.  Awards for employees with a performance rating between 2.81 to 2.99 shall be eligible to receive a reduced award as shown in the table below:

Performance Rating	Percentage of Award
3.00 or greater	100%
2.95 to 2.99	87.5%
2.90 to 2.94	75.0%
2.85 to 2.89	62.5%
2.81 to 2.84	50.0%
2.8 or below.	0

Employees receiving a 2.8 performance rating or less will not be eligible to receive an award under this plan.

All awards will be pro-rated based on the length of service in that plan year.  Employees must have a minimum of three months of service with Cascade in order to be eligible to participate in the plan.

Base Pay Definition

For the purposes of calculating incentive awards, earned base pay and actual overtime earnings will be used for non-exempt employees and earned annual base pay will be used for exempt employees. Base pay calculations do not included bonuses, merit awards, incentive earnings or other pay that would be reflected in W-2 earnings.

Benefits

Incentive pay is included in the definition of pay for the purpose of matching and employer contributions in the 401(k).

Terminations

Individuals must be employed at the end of the fiscal year in order to be eligible to receive a payout. Pro-rated awards will be paid to those who terminate due to retirement, disability or death.

The company reserves the right to alter, amend or cancel this program at any time.